Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (the “Agreement”) is being entered into between Dr. Robert Greenberg (“Employee”) and Second Sight Medical Products, Inc. (the “Company”) as of April 25, 2018 in connection with the termination of Employee’s employment with the Company as of April 3, 2018 (the “Separation Date”). Employee and the Company are referred to collectively as the “Parties.”

1.            Termination of Employment/Resignation. Employee’s employment with the Company terminated effective the Separation Date. As of the Separation Date, Employee voluntarily resigned from the Company, including from all offices and all directorships with Company and the Releasees (as defined in Section 4 below).

2.            Severance. In consideration for Employee’s execution of this Agreement within the twenty-one (21) day Consideration Period defined in Section 13 below, and non-revocation of the same and Employee’s fulfillment of all of its terms and conditions, the Company agrees as follows:

A.            Severance Payment. The Company will pay to Employee as severance the gross amount of Four Hundred and Forty Four Thousand, Five Hundred and Seventy Dollars ($444,570.00) (“Severance”), which is the equivalent of twelve (12) months of the Employee’s base salary at the rate in effect on the Separation Date. The Company will withhold the appropriate federal, state and local taxes, as determined by the Company, from all Severance paid under this Agreement. Severance will be paid to Employee in six (6) equal installments beginning on the 30th day following the expiration of the Revocation Period set forth in Section 13 below, without revocation by Employee, and the remaining payments shall be made on the same day each month following for an additional five (5) months. The Company’s obligation to pay Severance shall automatically terminate upon Employee’s breach of any of the provisions of this Agreement, and any Severance already paid to Employee prior to such breach shall become immediately due and repayable to the Company. For avoidance of doubt, all payments of the Severance will occur before March 15, 2019.

B.            Options. The Company previously granted options to Employee to purchase shares of common stock of the Company. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company, pursuant to the exercise of the options, Employee will be considered to have vested only up to the Separation Date. The Parties hereby acknowledge and agree that each vested option Employee is entitled to as of the Separation Date, date of grant, number of shares, whether statutory incentive or nonqualified stock option and exercise price per share is set forth in Exhibit A of this Agreement (“Vested Options”). The Parties hereby agree Employee will have until the earlier of [10 years from the applicable option grant date or October 3, 2019 (the earlier of such dates, “Option Termination Date”), to exercise the Vested Options and to the extent such Vested Options are not exercised by the applicable Option Termination Date, the Vested Options will expire. The Company shall take all necessary actions to reflect the extension referenced in the preceding sentence.

3.            Further Acknowledgement. Employee acknowledges and agrees that Employee has been fully paid any and all compensation due and owing to Employee, including all wages, salary, commissions, bonuses, options including but not limited to the granting of all Vested Options which Employee was entitled to, shares, stock, incentive payments, equity interests, profit-sharing payments, expense reimbursements, accrued but unused vacation pay, leave or other benefits. Employee further agrees that the Severance is not compensation for Employee’s services rendered through Employee’s Separation Date, but rather constitutes consideration for the promises contained in this Agreement, and is above and beyond any wages or salary or other sums to which Employee was entitled as a result of Employee’s employment with the Company or under any contract or law.

4.            General Release. Except for any rights granted under this Agreement, Employee, for himself, and for his heirs, assigns, executors and administrators, hereby releases, remises and forever discharges the Company, its parents, subsidiaries, joint ventures, investors, affiliates, divisions, predecessors, successors, assigns, and each of their respective directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and all of their predecessors, successors and assigns (collectively, the “Releasees”) of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that Employee ever had, may have had, now has, or that Employee’s heirs, assigns, executors or administrators hereinafter can, shall or may have, whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of or related to Employee’s employment with the Company, the termination of that employment, or any act or omission which has occurred at any time up to and including the date of the execution of this Release (the “Released Claims”).

a.            Released Claims. The Released Claims released include, but are not limited to, any claims for monetary damages; any claims related to Employee’s employment with the Company or the termination thereof; any claims to severance or similar benefits; any claims to expenses, attorneys’ fees or other indemnities; any claims to options or other interests in or securities of the Company, including but not limited to any claims based on any actions or failures to act that occurred on or before the date of this Agreement; and any claims for other personal remedies or damages sought in any legal proceeding or charge filed with any court or federal, state or local agency either by Employee or by any person claiming to act on Employee’s behalf or in Employee’s interest. Employee understands that the Released Claims may have arisen under different local, state and federal statutes, regulations, or common law doctrines. Employee hereby specifically, but without limitation, agrees to release all Releasees from any and all claims under each of the following laws:

i.              Antidiscrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination based on race, color, national origin, religion, or sex); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based on race or color); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. (which prohibits discrimination on the basis of age); the Equal Pay Act (which prohibits paying unequal pay for equal work on the basis of sex, race, or ethnicity); the California Fair Employment and Housing Act, California Government Code Section 12900 et seq. (which prohibits discrimination based on protected characteristics including race, color, religious creed, sex, gender, gender identity, gender expression, sexual orientation, marital status, national origin, language restrictions, ancestry, physical or mental disability, genetic information, medical condition, age, military and veteran status, and denial of leave); the California Equal Pay Law (which prohibits paying unequal pay for equal work on the basis of sex, race or ethnicity), California Labor Code Section 1197.5; the Unruh Civil Rights Act, California Civil Code Section 51 et seq. (which prohibits discrimination based on age, sex, race, color, religion, ancestry, national origin, disability, medical condition, marital status, or sexual orientation); or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship.

ii.              Other employment laws, such as the federal Worker Adjustment and Retraining Notification Act of 1988 and the California Worker Adjustment and Retraining Notification Act, California Labor Code Sections 1400 et seq. (known as WARN laws, which require advance notice of certain workforce reductions); the Employee Retirement Income Security Act of 1974 (which, among other things, protects employee benefits); the Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); the California Labor Code (which regulates employment and wage and hour matters); the California Family Rights Act of 1993, California Government Code Section 12945.1 et seq. (which requires employers to provide leaves of absence under certain circumstances), and the California Constitution

iii.             Other laws of general application, such as federal, state, or local laws enforcing express or implied employment agreements or other contracts or covenants, or addressing breaches of such agreements, contracts or covenants; federal, state or local laws providing relief for alleged wrongful discharge or termination, physical or personal injury emotional distress, fraud, intentional or negligent misrepresentation, defamation, invasion of privacy, violation of public policy or similar claims; common law claims under any tort, contract or other theory now or hereafter recognized, including but not limited to any claims under the Employment Agreement, and any other federal, state, or local statute, regulation, common law doctrine, or decision regulating or regarding employment.

b.            Participation in Agency Proceedings. Nothing in this Agreement shall prevent Employee from filing a charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), the California Department of Fair Employment and Housing (the “DFEH”), or other similar federal, state or local agency, or from participating in any investigation or proceeding conducted by the EEOC, the NLRB, the DFEH or similar federal, state or local agencies. However, by entering into this Agreement, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary relief or other personal relief as a result of any such EEOC, NLRB, DFEH or similar federal, state or local agency proceeding, including any subsequent legal action.

c.            Claims Not Released. The Released Claims do not include claims by Employee for: (1) unemployment insurance; (2) worker’s compensation benefits; (3) state disability compensation; (4) any rights under this Agreement; (5) previously vested benefits under any the Company-sponsored benefits plan including the rights of Employee to Vested Options or the right to exercise such Vested Options.; (6) any indemnification obligations of the Company required under applicable law or pursuant to any applicable insurance policies which cover Employee; (7) any other rights that cannot by law be released by private agreement, and (8) enforcement of Employee’s rights under this Agreement (collectively, “the Unreleased Claims”).

d.            Waiver of Rights under California Civil Code Section 1542. Employee further acknowledges that Employee has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee understands that Section 1542 gives Employee the right not to release existing claims of which Employee is not now aware, unless Employee voluntarily chooses to waive this right. Even though Employee is aware of this right, with the exception of the Unreleased Claims, Employee nevertheless hereby voluntarily waives the right described in Section 1542 and any other statutes of similar effect, and elects to assume all risks for claims that now exist in Employee’s favor, known or unknown, arising from the subject matter of the Release. Employee acknowledges that different or additional facts may be discovered in addition to what Employee now knows or believes to be true with respect to the matters released in this Agreement, and Employee agrees that this Agreement will be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts.

e.            No Existing Claims or Assignment of Claims. Employee represents and warrants that Employee has not previously filed or joined in any claims that are released in this Agreement and that Employee has not given or sold any portion of any claims released herein to anyone else, and that Employee will indemnify and hold harmless the Company and the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such prior assignment or transfer.

f.             Acknowledgement of Legal Effect of Release. BY SIGNING THIS AGREEMENT, EMPLOYEE UNDERSTANDS THAT, WITH THE EXCEPTION OF THE UNRELEASED CLAIMS, EMPLOYEE IS WAIVING ALL RIGHTS EMPLOYEE MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES, INCLUDING, BUT NOT LIMITED TO, CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO EMPLOYEE’S EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, FOR ALL OF TIME UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE IS PROMISING NOT TO PURSUE OR BRING ANY SUCH LAWSUIT OR LEGAL CLAIM SEEKING MONETARY OR OTHER RELIEF.

g.            Release by Company. Company hereby releases Employee, and his family and heirs, from any and all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity related to or arising from Employee’s employment with the Company known, or reasonably expected to be known, to the Company at the date of Company signing this Agreement. This release by the Company specifically does not include claims to enforce the terms of this Agreement. With respect only to those claims known, or reasonably expected to be known to Company, at the date of signing this Agreement, Company hereby expressly waives any and all rights and benefits conferred upon it by Section 1542 of the California Civil Code which provides: A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the Release, which if known by him or her must have materially affected his or her settlement with the debtor.

5.            Non-Disclosure of this Agreement. Employee agrees that from and after the date of the receipt of this Agreement, Employee will not, directly or indirectly, provide to any person or entity any information concerning or relating to the negotiation of this Agreement or its terms and conditions, except: (i) to the extent specifically required by law or legal process or as authorized in writing by the Company; (ii) to Employee’s tax advisors as may be necessary for the preparation of tax returns or other reports required by law; (iii) to Employee’s attorneys as may be necessary to secure advice concerning this Agreement; or (iv) to members of Employee’s immediate family. Employee agrees that prior to disclosing such information under parts (ii), (iii), or (iv) of this Section, Employee will inform the recipients that they are bound by the limitations of this section. Subsequent disclosure by any such recipients will be deemed to be a disclosure by Employee in breach of this Agreement. Company will not disclose this Agreement or its terms to any persons or entities outside the Company, except to taxing authorities or the Company’s accountants, advisors or attorneys, or as required by applicable law. For avoidance of doubt, nothing in this Section 5 is intended to prevent disclosure under securities or other public reporting requirements or laws, or where the Company is otherwise required or obligated to disclose the terms or subject matter of this Agreement.

6.           Proprietary and/or Confidential Information. Employee agrees to execute and abide by the Proprietary Information and Invention Assignment Agreement attached to this Agreement as Exhibit B. This provision is in addition to the Employee’s continuing confidentiality obligations pursuant to the Employee Invention and Confidential Information Agreement executed by Employee on March 23, 1998 (“Confidential Information Agreement.”)

However, please note that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the Company’s trade secrets that:

(A)	Is made

a.	In confidence to a federal, state or local government official, either directly or indirectly or to an attorney; and

b.	Solely for the purpose of reporting or investigating a suspected violation of law; or

(B)	Is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Nothing in this Agreement prohibits Employee from reporting possible violations of law to a governmental agency or self-regulatory organization, cooperating with such agency, or taking other actions protected under federal or state whistleblower law (including receiving a whistleblower award), in each case without prior notice to or authorization from the Company.

7.            Return of Information and Property. Employee agrees to return to the Company all property and equipment belonging to the Company and the Releasees, including without limitation all computers including any laptop or cellular phone, hard drives, keys, passwords, and access cards, the originals and all copies (regardless of medium) of all information, files, materials, documents or other property relating to the business of the Company, the Releasees, or their affiliates, and Employee represents that all such information and items have been returned to the Company. If Employee fails to return any such property, the Company shall provide Employee with written notice of Employee’s failure to return such property. In the event Employee does not return the Company’s property within 30 days of the Company sending such notice, the Company will be entitled to deduct from the Severance an amount equal to the value of non-returned property. Employee shall be permitted to take from his office his personal effects, personal files and documents and books, including published patents and published articles, at a time mutually agreeable to Company and Employee.

8.            Non-disparagement. Employee agrees that Employee will not make to any person or entity any false, disparaging, or derogatory comments about the Company, its business affairs, its employees, clients, contractors, agents, or any of the other Releasees. This prohibition does not preclude Employee from providing truthful testimony if compelled by law. Employee will refer all reference requests regarding Employee’s employment with the Company to the Company’s Human Resources department, who will disclose only Employee’s dates of employment with the Company, last position held, and upon Employee’s written request, final salary, in response to such reference requests. Company agrees that its directors and officers will not make to any person or entity any false, disparaging, or derogatory comments about Employee.

9.            Transfer of Interest in Swiss Subsidiary. Employee will transfer all interest he may have in Second Sight Medical Products (Switzerland) Sàrl to the Company, including but not limited to executing any and all documentation necessary to effectuate the transfer and the recordation of that transfer. Company will pay Employee the sum of One Hundred Swiss Francs (100 CHF) as consideration for the transfer, and Company releases all claims against Employee with respect to such interest upon the successful transfer of such interest.

10.          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service to any applicable Party at the applicable following address (or at such other address for such Party as such Party shall specify by like notice):

If to the Employee:

Robert Greenberg

[Address]

If to the Company:

SECOND SIGHT MEDICAL PRODUCTS, INC.,

Attn: Will McGuire

12744 San Fernando Rd, Suite 400, Sylmar, CA 91342

11.          General Provisions. This Agreement contains the entire understanding and agreement between the Parties relating to the subject matter of this Agreement, and supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof provided, however, that this Agreement does not supersede the provisions contained in the Confidential Information Agreement that were intended to continue after the termination of employment, including, but not limited to, the intellectual property, and confidentiality provisions, which shall remain in effect. No other promises or agreements shall be binding or shall modify this Agreement unless reduced to writing and signed by the parties hereto or counsel for the parties. Employee has not relied upon any representation or statement outside this Agreement with regard to the subject matter, basis or effect of this Agreement. This Agreement will be governed by, and construed in accordance with, the laws of the State of California, excluding the choice of law rules thereof. The language of all parts of this Agreement will in all cases be construed as a whole, according to the language’s fair meaning, and not strictly for or against any of the Parties. This Agreement will be binding upon and inure to the benefit of the Parties and their respective representatives, successors and permitted assigns. Neither the waiver by either Party of a breach of or default under any of the provisions of the Agreement, nor the failure of such Party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder will thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder. The Parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement. This Agreement and the rights and obligations of the Parties hereunder may not be assigned by Employee without the prior written consent of the Company, but may be assigned by the Company or its successors and assigns without Employee’s permission or consent. If any one or more of the provisions of this Agreement, or any part thereof, will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. This Agreement may be signed in one or more counterparts, each of which will be deemed an original, and all of which together will constitute one instrument.

12.          No Admission; Attorneys’ Fees. The Parties agree that nothing contained in this Agreement will constitute or be treated as an admission of liability or wrongdoing by either of them. In any action to enforce the terms of this Agreement, the prevailing Party will be entitled to recover its costs and expenses, including reasonable attorneys’ fees.

13.          ADEA Acknowledgment/Time Periods. With respect to the General Release in Section 4 of this Agreement, Employee agrees and understands that by signing this Agreement, Employee is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. Employee acknowledges that Employee has carefully read and understands this Agreement in its entirety, and executes it voluntarily and without coercion.

a.       Consideration Period. Employee is hereby advised to consult with a competent, independent attorney of Employee’s choice, at Employee’s expense, regarding the legal effect of this Agreement before signing it. Employee shall have twenty-one (21) days from receipt of this Agreement to consider whether to execute it, but Employee may voluntarily choose to execute this Agreement before the end of the twenty-one (21) day period.

b.       Revocation Period. Employee understands that Employee has seven (7) days following Employee’s execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven (7) day period has expired without revocation. If Employee wishes to revoke this Agreement after signing it, Employee must provide written notice of Employee’s decision to revoke the Agreement to the Company, Attention: Will McGuire, 12744 San Fernando Rd, Suite 400, Sylmar, CA 91342 Email: wmcguire@secondsight.com, by no later than 12:01 a.m. on the eighth (8th) calendar day after the date by which Employee has signed this Agreement (the “Revocation Deadline”).

14.           Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration, including but not limited to the extension for the period which the Employee may exercise his Vested Options, provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of Employee’s local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of Employee’s federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

15.           Internal Revenue Code Section 409A: The Parties intend to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). All payments under this Agreement are intended to either be exempt from or comply with the requirements of Section 409A. All payments made under this Agreement shall be strictly paid in accordance with the terms of this Agreement. The Parties expressly understand that the provisions of this Agreement shall be construed and interpreted to avoid the imputation of any additional tax, penalty or interest under Section 409A and to preserve (to the nearest extent reasonably possible) the intended benefits payable to Employee hereunder. Each Severance Payment under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A. Any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything in this Agreement to the contrary, the Company shall not make any deductions for money or property that Employee owes to the Company, offset or otherwise reduce any sums that may be due or become payable to or for the account of Employee with respect to any arrangements other than pursuant to the terms of this Agreement, from amounts that constitute deferred compensation for purposes of Section 409A and except as required by law. Employee’s right to any deferred compensation, as defined under Section 409A, shall not be subject to borrowing, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors, to the extent necessary to avoid additional tax, penalties and/or interest under Section 409A. Nothing herein, including the foregoing sentence, shall change the Company’s rights and/or remedies under the Agreement and/or applicable law. In the exercise of any of its remedies, the Company will consider in good faith the impact of Section 409A on Employee and shall meaningfully consult with Employee before taking any action that might have a materially adverse impact on Employee under Section 409A. In no event shall the Company be liable for any penalties, costs, damages, levies or taxes imposed on Employee pursuant to Section 409A as long as the Company acts in accordance with this Section 12.

16.          Execution. Employee understands and agrees that this Agreement shall be null and void and have no legal or binding effect whatsoever if: (1) Employee signs but then timely revokes the Agreement before the Revocation Deadline or (2) the Agreement is not signed by Employee on or before the twenty-first (21st) day after Employee receives it.

By signing below, Employee represents and warrants that EMPLOYEE has full legal capacity to enter into this Agreement, Employee has carefully read and understands this Agreement in its entirety, has had a full opportunity to review this Agreement with an attorney of Employee’s choosing, and has executed this Agreement voluntarily, without duress, coercion or undue influence.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have agreed to the terms and conditions of this Agreement as of the date first set forth below.

EMPLOYEE:

By:	/s/ Robert J. Greenberg
Name:	Robert J. Greenberg M.D. Ph.D.

Date:	April 25, 2018

SECOND SIGHT MEDICAL PRODUCTS, INC.

By:	/s/ Jonathan Will McGuire
Name:	Jonathan Will McGuire
Title:	President and CEO

Date:	April 25, 2018

ELECTION TO EXECUTE PRIOR TO EXPIRATION
OF 21-DAY CONSIDERATION PERIOD

I, Dr. Robert Greenberg, understand that I have twenty-one (21) days within which to consider and execute the attached Confidential Separation Agreement and General Release. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Confidential Separation Agreement and General Release before such twenty-one (21) day period has expired.

4/25/18	/s/ Robert Greenberg
Date	Employee Signature

Exhibit A Vested Options

Original Grant Date	Strike Price	Vested Options

03/25/2015	$13.09	23,438
01/21/2016	$4.10	28,782
01/03/2017	$1.97	80,129
11/01/2008	$5.00	150,000
02/01/2009	$5.00	33,750
02/01/2010	$5.00	53,125
02/01/2010	$5.00	50,625
03/01/2011	$5.00	41,563
03/01/2012	$5.00	38,750
04/01/2014	$5.00	46,875
09/26/2014	$9.00	310,995

Exhibit B

CONFIDENTIAL INFORMATION, NON-SOLICITATION AND INVENTION ASSIGNMENT AGREEMENT

I, the undersigned, hereby execute and deliver this Confidential Information, Non-Solicitation and Invention Assignment Agreement (“Agreement”) as of April , 2018, in favor and for the benefit of Second Sight Medical Products, Inc. (the “Company”). I acknowledge that the Company considered and relied upon my willingness to sign, execute and abide by the terms of this Agreement in providing the severance benefits and other considerations set forth in the Confidential Separation and General Release Agreement executed on April 25, 2018, which constitutes good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

1.            Applicability to Past Activities. I acknowledge that the Company engaged me to provide services from October 13, 1998, to April 3, 2018 (the “Prior Engagement Period”). Accordingly, I agree that during the Prior Engagement Period: (i) I received access to information from or on behalf of the Company that would have been “Confidential Information” (as defined below); or (ii) I conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been an “New IP” (as defined below) if conceived, created, authored, invented, developed or reduced to practice during the Prior Engagement Period; then any such information shall be deemed “Confidential Information” hereunder and any such item shall be deemed “New IP” hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement.

2.            Definitions.

For purposes of this Agreement, “Affiliate” means, with respect to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization (each, a “Person”), any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

For purposes of this Agreement, “Company Employee” means any employee, consultant, or service provider of the Company or any Affiliate.

3.            Confidential Information.

With respect to confidential or proprietary information and/or trade secrets that I had access to or acquired by any means during the course of my employment with the Company, including confidential and proprietary information and/or trade secrets belonging to any Affiliate, I agree that:

(a)           I am currently aware of and had, during the course of my employment, acquired access to and familiarity with confidential or proprietary information and/or trade secrets belonging to the Company or its Affiliates (“Confidential Information”) that is valuable and gives a competitive advantage to the Company.

(b)           For the purposes of this Agreement, “Confidential Information” shall include any and all (i) confidential knowledge, data or information related to the Company’s or an Affiliate’s business or actual or anticipated research or development, including, but not limited to, business and strategic plans; methodologies and methods of doing business; software programs and subroutines; computer source and object code; algorithms; technology; data; formulae; programs; improvements; discoveries; developments, designs, and techniques; manufacturing know-how; product development and other research information; sources of supply; customer and vendor relationships and agreements; information regarding competitors; marketing, sales and expansion plans; financial plans and other financial information; pricing forecasts; cost margin analyses; management agreements; contractual agreements; intellectual property rights; copyrights; and trade secrets; (ii) information regarding the personal data, skills and/or compensation of the Company’s or any Affiliate’s employees, contractors, and any other service providers; (iii) any other confidential information of the Company or any Affiliate; and (iv) any confidential information of third parties to which the Company or Affiliate has confidentiality obligations and use restrictions. For avoidance of doubt, any information legally in the public domain shall not be deemed to constitute Confidential Information.

(c)           Both during and after my employment with the Company, I retained, and will retain all Confidential Information in strict confidence and in compliance with the specific terms and conditions of this Agreement and have not nor will not, directly or indirectly, disclose, divulge or communicate in any manner the Confidential Information I have acquired during my employment with the Company to any third person, nor have I or will I use Confidential Information for any purpose but for the benefit of the Company. During my employment with the Company, to the best of my recollection, I acknowledge and agree, excluding any accidental conduct on my part: (i) I used Confidential Information only to the extent necessary to enable me to perform my assigned duties of the Company; (ii) I took steps to protect any Confidential Information and/or other Company-related data on my Company-issued computer and other equipment; and (iii) I did not nor will I remove from the Company’s business premises or reproduce any documents, recordings, data or materials containing or embodying any Confidential Information, except to the extent such removal and/or reproduction was appropriate for, and directly in connection with, the performance by me of my assigned duties for the Company, and in the event of such permitted removal or reproduction, I took all reasonable steps to safeguard such materials. I agree to return to the Company immediately, and not retain, all Confidential Information, documents, images, or audio/video recordings or other data that contain Confidential Information, whether in electronic form or hard copy, and all copies thereof.

(d)           Notwithstanding anything in this Agreement, I may disclose, without violating the terms of this Agreement, Confidential Information that I am specifically required by court order, subpoena or law to disclose, but I agree to disclose only that portion of Confidential Information that is legally required to be disclosed. I further understand and acknowledge that nothing in this Agreement or any other agreement or policy prohibits me from reporting possible violations of federal or state law or regulation to any governmental agency or entity or self-regulatory organization (including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General), cooperating with any such governmental agency or entity or self-regulatory organization in connection with any such possible violation, or making other disclosures or taking other actions (including, without limitation, receiving any whistleblower award provided for under such laws or regulations) that are protected under the whistleblower provisions of federal or state law or regulation, in each case without any notice to or authorization from the Company.

(e)           As required by the Defend Trade Secrets Act of 2016 (“DTSA”), 18 U.S.C. § 1833(b), I acknowledge that I will not be held criminally liable or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made under circumstances described therein, including: (1) in confidence to a government official or an attorney for the sole purpose of reporting or investigating a suspected violation of law; (2) in a complaint or other document filed in a legal proceeding, so long as such document is filed under seal; or (3) should I file a lawsuit against the Company for purported retaliation for reporting a suspected violation of law, then to my attorney, or in that court proceeding, so long as any document I file containing the trade secret is filed under seal and I do not disclose the trade secret except pursuant to court order. Unless expressly provided, the DTSA does not authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.

(f)           I acknowledge and agree that the Company owns all right, title, and interest in and to all Confidential Information (except as set forth in Section 3(b)(iv)). I hereby assign and agree to assign to the Company any rights I may have or acquired in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of the Company.

4.            Inventions and Intellectual Property.

(a)        I have attached hereto, as Exhibit 1, a list describing any and all inventions, original works of authorship, developments, improvements, patents, and trade secrets which were first conceived, reduced to practice, made or fixed in a tangible form by me prior to my service with the Company, which I now own or in which I maintain a controlling interest, either directly or indirectly, which relate to any matter, thing process or method connected in any way with my work or with tests carried on by the Company, or which is within the scope of their business, products or research and development, and which I desire to make clear are not assigned to the Company hereunder (collectively referred to as “Prior IP”). If I fail to provide such a list, it shall be presumed that there is no such Prior IP. I did not, without the Company’s prior written consent, incorporate or permit to be incorporated any Prior IP into any invention, discovery, original work of authorship, development, concept of improvement, trade secret, and all other patent, trademark, copyright and other intellectual property rights created by or behalf of the Company during the Prior Engagement Period (collectively referred to as “New IP”). Nevertheless, if Prior IP at any time (i) was incorporated into a Company product, process or machine, or (ii) was useful to the Company in its business, the Company is hereby granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (i) to reproduce, create derivative works, distribute, publicly perform, publicly display, digitally transmit, and otherwise use the applicable Prior IP in any medium or format, whether now known or hereafter discovered; (ii) to make, have made, modify, use and sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from, in whole or in part, the applicable Prior IP; and (iii) to exercise any and all other present or future rights in the applicable Prior IP.

(b)       Furthermore, I hereby assign to the Company, or its designee, all right, title, and interest in and to any and all New IP made, conceived, reduced to practice or developed by me (whether alone or jointly with others) during the Prior Engagement Period, which relates to any matter, thing process or method connected in any way with my work or with tests carried on by the Company, or which is within the scope of the Company’s business, products or research and development, whether or not patentable or registrable under copyright or similar laws during my employment with the Company. I further acknowledge that all original works of authorship which were made by me (solely or jointly with others) during the Prior Engagement Period within the scope of and during the period of service with the Company and which are protected by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. If any intellectual property rights, including moral rights, in any New IP cannot (as a matter of law) be assigned by me to the Company then (i) I unconditionally and irrevocably waive the enforcement of such rights and all claims and causes of action of any kind against the Company or any of its customers, licensees, successors, assigns or nominees with respect to such rights; and (ii) to the extent I cannot (as a matter of law) make such waiver, I unconditionally grant to the Company an exclusive, royalty-free, irrevocable, perpetual, worldwide license under any and all such intellectual property rights (A) to reproduce, create derivative works, distribute, publicly perform, publicly display, digitally transmit, and otherwise use the applicable New IP in any medium or format, whether now known or hereafter discovered; (B) to make, have made, modify, use and sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from, in whole or in part, the applicable New IP; and (C) to exercise any and all other present or future rights in the applicable New IP.

(c)        I agree to assign to the United States government all my right, title, and interest in and to any and all inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d)        I agree to and did maintain adequate and written records of all New IP made by me (solely or jointly with others) during the term of my service with the Company and did disclose all New IP promptly to the Company. The records will remain the sole property of the Company at all times.

(e)        I agree to assist the Company or its designee, at the Company’s expense, to secure Company’s rights in the New IP and any copyrights, patents, or other intellectual property rights relating thereto in any all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights in an order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in such New IP, and any copyrights, patents, or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed when it is in my power to do so, any such instrument, or papers shall continue after the termination of my employment. I will also give all reasonable assistance to the Company, or its designee, regarding any litigation or controversy in connection with the New IP, all expenses incident thereto to be assumed by the Company. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyrighted registrations covering New IP or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(f)         I understand that the provisions of this Agreement requiring assignments of New IP to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached as Exhibit 2). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and are not otherwise disclosed on Exhibit 1 and such disclosed inventions shall be received by the Company in confidence pursuant to Labor Code section 2871.

5.           Confidential Information of Outside Entities. I represent that I did not improperly use or disclose any confidential, proprietary, or trade secret information of any of my former employers or other entities or persons to whom I have confidentiality obligations, or cause any such information to enter the servers, email systems, or other physical or electronic premises of the Company.

6.           Returning Company Documents. I agree that at the time of leaving the employ of the Company, I have delivered to the Company (and will not keep in my possession, recreate or deliver to anyone else) all Confidential Information, including but not limited to any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, documents or other forms of stored information, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to or obtained during my work for the Company. For avoidance of doubt, Employee shall be permitted to take from his office his personal effects, personal files and documents and books, and nothing in this Agreement shall be deemed to prohibit such actions by Employee.

7.           Notification of New Employer. I hereby consent to notification by the Company to my future employers of my rights and obligations under this Agreement.

8.           Representations. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I further represent that I have not entered into any oral or written agreement in conflict herewith.

9.           Equitable Relief. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth herein. Accordingly, I agree that if I breach any of such sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or ordering specific performance of any such provisions of the Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief, and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

10.         General Provisions

(a)       Any claim or judicial proceeding arising from or related to this Agreement initiated by me or by the Company shall be filed in a state or federal court located in the county in which I last worked on a regular basis for the Company in California. Any such proceeding or claim shall be governed by California law, without regard to California choice-of-law principles.

(b)       The invalidity of any provision of this Agreement shall not affect the validity of the remainder of any such provision or other remaining provisions of this Agreement. Nothing contained in this document shall be construed to supersede, modify or affect the terms or provisions of any existing executive or employee benefit plan.

(c)        My decision to sign this Agreement was made voluntarily and freely, and in consideration of the severance payment and benefits set forth in the Separation Agreement as well as my employment with the Company and compensation and benefits connected therewith.

(d)       The provisions of this Agreement constitute the entire understanding and agreement of the parties as to the subject matter herein and there are no other oral or written understandings or agreements between the Company and me.

(e)        This Agreement may not be changed or amended except by a subsequent writing signed by both parties that specifically addresses the subject matter herein.

(f)        Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

(g)       This Agreement shall continue in perpetuity and the assignment of this Agreement by Company to any successor or other assignee and be binding upon my heirs and legal representatives. I acknowledge and agree that the Company shall have the right to assign this Agreement, in whole or in part, at the Company’s sole discretion.

Date:	4/25/18	/s/ Robert J. Greenberg
Signature

Robert J. Greenberg M.D. Ph.D.
Name of Employee (typed or printed)

EXHIBIT 1

LISTS OF PRIOR IP

Title:	Date:	Identifying Number and Description*:

☒  No inventions or improvements desired to be disclosed

☐  Additional sheets attached

Signature of Employee:	/s/ Robert J. Greenberg

Print Name of Employee: Robert J. Greenberg M.D. Ph.D.

Date:

* Please describe in full detail or, if the Prior IP is confidential and/or proprietary, please describe in as much detail as possible, consistent with your obligation to maintain the confidentiality of such Prior IP. Additionally, please clearly indicate any and all Prior IP you believe meet the criteria set forth in California Labor Code Section 2870.

 Ex. 1-1

EXHIBIT 2

CALIFORNIA LABOR CODE SECTION 2870 EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

“(a)       Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)        Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)        Result from any work performed by the employee for the employer.

(b)          To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”